EXHIBIT 10.02

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”), dated as of January 2, 2009, is hereby made between Stephen Brown (“EMPLOYEE”) and IDT CORPORATION and its divisions, affiliates, subsidiaries (including, but not limited to, IDT Telecom, Inc., and IDT Capital, Inc. and their respective divisions, affiliates and subsidiaries), predecessors, successors and assigns (collectively, “IDT”). EMPLOYEE and IDT are hereinafter referred to individually as a “Party” and collectively as the “Parties.” This Agreement will become effective on the Effective Date (as hereafter defined).

WHEREAS, the EMPLOYEE’s employment with IDT will terminate effective as of the close of business on January 2, 2009 (the “Termination Date”); and

WHEREAS, the EMPLOYEE and IDT have agreed, following the date hereof, to enter into a Consulting Agreement, pursuant to which the EMPLOYEE will provide consulting services to IDT; and

WHEREAS, the EMPLOYEE and IDT have agreed to settle fully and finally any and all matters and/or controversies between them under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, IDT and the EMPLOYEE agree to the terms and conditions set forth below.

1. Payment.

1.1. The EMPLOYEE shall be entitled to the following payments from IDT:

(a) The EMPLOYEE shall receive his base salary and benefits through the Termination Date. Any base salary earned through the Termination Date but unpaid at such time shall be paid at such time as other active IDT employees are paid for such period.

(b) The EMPLOYEE shall receive a payment in the amount of $319,600.00 (the “Payment”). The Payment, less any amounts already received, will be made within five business days following the Effective Date.

1.2. The EMPLOYEE shall receive reimbursement by IDT for all reasonable business expenses incurred and approved prior to the Termination Date in accordance with IDT’s policies.

1.3. All payments hereunder shall be less required withholdings for taxes and benefit plan contributions (if any).

1.4. Following the date hereof, IDT and the EMPLOYEE shall execute a Consulting Agreement (the “Consulting Agreement”). The EMPLOYEE acknowledges and agrees that, to the extent applicable to him, he will comply with and be subject to IDT’s insider trading policy during the term of the Consulting Agreement.

2. Benefits.

2.1. As of February 1, 2009, the EMPLOYEE shall be eligible to elect the continuance of group health and dental insurance (if the EMPLOYEE is currently enrolled in the IDT sponsored plan), in accordance with applicable federal law (“COBRA”). If the EMPLOYEE wishes to elect COBRA coverage (continue coverage in the then current group medical and/or dental plan after January 31, 2009), the EMPLOYEE must complete and sign the COBRA Election Form and return it in accordance with the COBRA instructions.

2.2. The EMPLOYEE’s premiums for any coverage under COBRA will be the then published rate.

2.3. After the Termination Date, the EMPLOYEE will not continue to accrue vacation benefits or commissions, or otherwise be eligible for Life or Disability benefits, or continue to contribute to the IDT 401(k) Savings Plan, or participate in the Employee Stock Purchase Plan, and will not receive any other benefits from IDT, other than those specified in this Agreement. The EMPLOYEE’s rights with respect to any options to purchase IDT stock or IDT stock he may have received from IDT are governed by the applicable award agreements and plan documents.

2.4. Notwithstanding anything contained herein to the contrary, from and after the Termination Date, the EMPLOYEE shall continue to be entitled to indemnification pursuant to any applicable provision of the Certificate of Incorporation or By-laws of IDT which purport to create, for the benefit of the EMPLOYEE, rights to indemnification and to any benefits under any applicable directors and officers insurance policies maintained by IDT (but nothing herein shall preclude IDT from altering, amending, modifying or supplementing any provision of its Certificate of Incorporation or By-laws or any such insurance policy, or terminating any such insurance policy, provided that any such alteration, amendment, modification, supplement or termination shall apply to other IDT former or current employees (or classes of former or current employees) in addition to the EMPLOYEE.

3. Payment of all Outstanding Compensation. Except for those obligations specifically set forth in this Agreement (and any outstanding stock option and/or restricted stock agreements) and in the Consulting Agreement, as of the Termination Date, any and all agreements or arrangements (whether oral or written) between the Parties related to commissions, bonuses, ownership, severance pay, or other interests in any entities or assets, payments and/or compensation of any kind (“Compensation”) are deemed null and void without any continuing obligation or liability of any party thereunder; it being understood that, among other things, from and after the Termination Date except as expressly provided hereunder or under the Consulting Agreement, IDT will have no obligation to pay the EMPLOYEE any Compensation or have any duties, responsibilities or other obligations to the EMPLOYEE with respect to any agreement or arrangement, and the EMPLOYEE will have no rights thereunder.

4. Equipment. Unless otherwise expressly provided in the Consulting Agreement or agreed to between the Parties, the EMPLOYEE will return any and all IDT property and equipment in his possession, including, but not limited to, any and all IDT identification cards, card key passes, keys, pagers, computers (laptops or desktops), cellular telephones, BlackBerry or similar personal digital assistant devices, corporate credit cards, corporate calling cards, and any other property or equipment in his possession that IDT may not know of, on or before the Termination Date. Notwithstanding the foregoing, the EMPLOYEE shall be permitted to retain his laptop after IDT has deleted all software programs, information and other data to the extent that it deems necessary, proper or otherwise desirable. In addition, the EMPLOYEE shall be permitted to keep his cellular telephone (and associated telephone number) and blackberry so long as he switches the service to a provider of his choice and assumes responsibility for the payments for service.

5. Termination of Employment; Resignation. The EMPLOYEE acknowledges and agrees that his employment by IDT terminated on the Termination Date, and that he will be deemed to have resigned from all officer positions and directorships that he may hold with IDT (or otherwise at the request of IDT) at such time, except as otherwise agreed to between the Parties. On or prior to the Termination Date or such later date as shall be requested by IDT, the EMPLOYEE shall execute and deliver a resignation letter from such officer positions and directorships in the form attached hereto as Exhibit A. The EMPLOYEE acknowledges and agrees that he is due no other compensation, commission payments, benefits or other consideration of any kind, whether on resignation or for continued service in agreed upon capacities, other than as specifically identified in this Agreement and the Consulting Agreement.

6. Re-employment or Reinstatement. The EMPLOYEE recognizes and acknowledges that IDT has no obligation to recall, rehire, or re-employ the EMPLOYEE in the future, except for the services contemplated by the Consulting Agreement.

7. Cooperation.

7.1. The EMPLOYEE agrees to cooperate with reasonable requests for advice, cooperation and/or assistance made by IDT (which are outside the scope of the Services to be provided under the Consulting Agreement), at no charge, in connection with matters he worked on while employed by IDT, including, without limitation, to assist in the orderly transition of his duties and responsibilities and any outstanding projects to the individual (or individuals) designated by IDT. If after having been provided with written notice of his failure to provide complete and honest cooperation, the EMPLOYEE fails to cure within fifteen (15) days, such failure will constitute a material breach of this Agreement. IDT shall reimburse the EMPLOYEE for any out-of-pocket expenses reasonably incurred by the EMPLOYEE at the request (and with the prior approval) of IDT in providing such cooperation (in accordance with IDT’s procedures).

7.2. In furtherance of the foregoing, the EMPLOYEE agrees to cooperate with all reasonable requests which IDT may make, including but not limited to, requests for information, interviews, depositions (to be conducted at a mutually convenient and reasonable time) and/or at trial related to any legal action arising from events which occurred during the EMPLOYEE’s employment and/or the litigation IDT is involved with between/against, Tyco, Morgan Stanley, eBay, Blackstone, FFAM, and the calling card competitor litigation (STi). IDT shall in good faith attempt, when possible, to issue the above referenced requests so as not to prevent the EMPLOYEE’s efficient disposition of same, and the EMPLOYEE agrees to comply in good faith with IDT’s requests.

8. No Other Inducements. The EMPLOYEE acknowledges that the Payment described in Section 1 (and IDT’s agreement to enter into the Consulting Agreement) is made in consideration of and in exchange for his execution of this Agreement and the general release. The EMPLOYEE acknowledges that he is not otherwise entitled to receive the payments and other items of value referenced above and in the Consulting Agreement, absent his execution of this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement.

9. Release.

9.1. For good and valuable consideration (the receipt and sufficiency of which hereby are acknowledged) and as a material inducement to IDT to enter into this Agreement and the Consulting Agreement, the EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges IDT and its present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, insurers, agents and representatives, and all persons acting by, through, under or in concert with any of them (whether any of the aforementioned individuals were acting as agents for IDT or in their individual capacities) (collectively, the “Released Parties”) from any and all claims and causes of action (except those necessary to enforce his rights under this Agreement and the Consulting Agreement) including, but not limited to, claims related to the EMPLOYEE’s employment, or separation from employment; any claims for salary, bonuses, commissions, payments related to severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits which are not affected by this Agreement); any claims for option, stock or other incentive awards; any claim under New Jersey’s Wage and Hour Laws, or other state wage and hour laws; any claim under the Worker Adjustment and Retraining and Notification Act; any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any foreign, federal, state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the New Jersey Law Against Discrimination, or any other foreign, federal, state or local laws); discharge in violation of New Jersey’s Conscientious Employee Protection Act or other foreign, state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave Act, the New Jersey Family Leave Act or other foreign, state or federal family leave laws; the New Jersey Temporary Disability Benefits Law, breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, which the EMPLOYEE or his heirs, executors, administrators, personal representatives or members of his immediate family now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date both Parties have executed this Agreement.

9.2. The EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, also hereby waives all rights to file any charge or complaint against IDT arising out of the EMPLOYEE’s employment by or termination thereof from IDT before any federal, state or local administrative agency, except where any law prohibits such waivers. The EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, further waives all rights to recover any damages or equitable or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission, or any other federal, state or local agency under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the New Jersey Law Against Discrimination or any other foreign, federal, state, or local discrimination law, except where such waiver is prohibited by law.

9.3. The EMPLOYEE further agrees, promises and covenants that neither he nor his heirs, executors, administrators, personal representatives, members of his immediate family or any person, organization, or other entity acting on his behalf has filed, charged or claimed, or will file, charge or claim, or will cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Released Parties involving any matter occurring in the past up to the Effective Date (as hereafter defined), or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are later discovered.

9.4. The EMPLOYEE further agrees that the releases and covenants contained in Sections 9.1 through 9.3 above shall survive in the event of a breach by the EMPLOYEE (or any person, organization or entity acting on his behalf) of this Agreement or the Consulting Agreement, or any representation, warranty, promise, covenant or other obligation contained herein or therein.

9.5. Nothing in this Section 9 shall serve to release IDT or prevent EMPLOYEE from pursuing claims (i) related to breaches by IDT of its obligations under this Agreement, or (ii) arising out of right to defense and indemnification that EMPLOYEE may have under the organizational instruments or by-laws of IDT or any of its subsidiaries or affiliates.

10. No Admission of Liability. The making of this Agreement and the Consulting Agreement and anything contained herein or therein is not intended, and shall not be construed, as an admission that IDT has violated any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that it may owe or may have owed to the EMPLOYEE, or committed any wrong whatsoever against the EMPLOYEE. The EMPLOYEE further acknowledges, covenants, and agrees that no final findings or final judgments have been made by any court or arbitration panel against IDT in favor of the EMPLOYEE, and that the EMPLOYEE does not purport and will not claim to be a prevailing party, for any purpose.

11. Notice of Service of Process. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement and/or the Consulting Agreement, the EMPLOYEE agrees to immediately forward a copy of the subpoena to the Chief Legal Officer (“CLO”) of IDT so that IDT may (if it so desires) contest such subpoena, or any request, requirement or order related thereto.

12. Intellectual Property and Non-Disclosure Obligations.

12.1. The EMPLOYEE agrees that he will not file, without the express written consent of the Chief Executive Officer (“CEO”) or the CLO of IDT Corporation, any patent, copyright or trademark applications relating to any IDT Invention (as hereafter defined), except under the direction of IDT Corporation. As referred to in this Agreement, “IDT Invention” shall mean all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, marketing and business data, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which were conceived, created, authored, developed, or reduced to practice by the EMPLOYEE, either alone or jointly with others, whether on the premises of IDT or not, during his employment by IDT. The EMPLOYEE agrees to assist IDT in perfecting, registering, maintaining, and enforcing, in any jurisdiction, IDT’s rights (including such rights as may be assigned by IDT from time to time) in the IDT Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by IDT and does hereby irrevocably designate and appoint IDT and its duly authorized officers and agents as his agent and attorney-in-fact to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by him.

12.2. The EMPLOYEE agrees that he will not, without the express written consent of the CEO or the CLO of IDT Corporation, use the Confidential Information (as hereafter defined). As referred to in this Agreement, “Confidential Information” shall mean technical and business information about IDT, and its clients and customers that was learned by the EMPLOYEE in the course of his employment by IDT and that was not already in the public domain through no fault of the EMPLOYEE including, without limitation, any and all proprietary IDT Inventions, any trade secrets, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and other financial and business information of IDT. The EMPLOYEE will not duplicate or replicate (or cause or permit others to duplicate or replicate) any document or other material in any medium embodying any Confidential Information. The EMPLOYEE will not disclose or permit the disclosure of any Confidential Information to any person or entity under any circumstances, unless the EMPLOYEE is required to disclose such information by law or pursuant to a judicial order, and in such case, prior written notice to IDT is required where possible. All of the Confidential Information shall remain the sole and exclusive property of IDT. IDT owns all right, title and interest in and to the Confidential Information and other intellectual property owned by IDT, including, without limitation, the IDT Inventions. The EMPLOYEE agrees that he acquired no right, title or interest in any Confidential Information or the IDT Inventions; and the Confidential Information is specialized, unique in nature, and of great value to IDT and that such Confidential Information gives IDT a competitive advantage.

12.3. The EMPLOYEE acknowledges and agrees that all copyrights, trademarks, patents and IDT Inventions conceived, created, authored, developed or reduced to practice by the EMPLOYEE during his employment with IDT are the sole and exclusive property of IDT; all copyrightable works included in the IDT Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101), and IDT Corporation is the “author” within the meaning of such Act; and in the event that title to any or all of the IDT Inventions does not or may not, by operation of law, vest in IDT, the EMPLOYEE hereby assigns to IDT all his right, title and interest in all IDT Inventions, and all copies of them, in whatever medium fixed or embodied, and in all writings relating thereto in his possession or control and expressly waives any moral rights or similar rights in any IDT Invention or any such work made for hire.

12.4. The EMPLOYEE acknowledges and agrees that:

(a) (i) IDT owns all right, title and interest in and to the Confidential Information and IDT Inventions, and (ii) the EMPLOYEE acquired no right, title or interest in any Confidential Information or the IDT Inventions; and

(b) The Confidential Information is specialized, unique in nature, and of great value to IDT and that such Confidential Information gives IDT a competitive advantage; and

(c) The EMPLOYEE hereby agrees to promptly return to IDT all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information or the IDT Inventions, together with a written certification with the foregoing.

13. Non-Competition and Non-Solicitation.

13.1. The EMPLOYEE acknowledges and agrees that, during the one-year period following the Termination Date:

(a) The EMPLOYEE shall not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, invest in (except for investments of less than 5% of a business entity’s capitalization) or become employed by any business that is in direct competition with the business of IDT as of the Termination Date;

(b) The EMPLOYEE shall not, directly or indirectly, influence or attempt to influence, or assist or advise any person attempting to influence, customers, distributors, partners or suppliers of IDT (i) to divert any part of their business away from IDT, (ii) to cause damage to the business of IDT, or (iii) to do any material business with any competitor of IDT; and

(c) The EMPLOYEE shall not, directly or indirectly, except for general solicitations not directed at IDT specifically, solicit or recruit any employee, officer, partner or consultant of IDT to leave the employment of IDT or terminate his/her relationship with IDT and the EMPLOYEE shall not advise or otherwise assist any other person to solicit or recruit any employee, officer, partner or consultant of IDT.

13.2. The Parties agree that the provisions of this Section 13 replace all prior non-competition and non-solicitation provisions in any agreements between the EMPLOYEE and IDT notwithstanding any survival clauses contained therein. The Parties further agree that the provisions of this Section 13 shall be interpreted as broadly as possible in favor of IDT.

14. Non-Disparagement. The EMPLOYEE agrees that he will not at any time, in any way, disparage IDT or any individuals associated with IDT, including its present or former officers, directors, agents and employees, by making or soliciting any comments, statements or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of IDT or such other persons. The EMPLOYEE further agrees that he will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, to IDT’s reputation or interest (other than normal competitive process not in violation of this Agreement), including, but not limited to, encouraging or assisting others to bring any form of suit, claim or cause of action against IDT.

15. Breach. The EMPLOYEE agrees and acknowledges that if he breaches any representation, covenant, promise or undertaking made pursuant to this Agreement or the Consulting Agreement, IDT is authorized to pursue all rights and remedies available in law or in equity, which rights and remedies may include, but are not limited to, IDT’s right to immediately terminate the Consulting Agreement (and cease payments).

16. Agreement Not Admissible. The Parties agree that this Agreement and the Consulting Agreement may be used and admitted as evidence only in a subsequent proceeding in which IDT or the EMPLOYEE seeks to enforce its/his rights hereunder or thereunder.

17. Representations and Warranties. The EMPLOYEE represents and warrants that he has been given a reasonable and sufficient period of time to consider the terms and conditions of this Agreement; that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choice throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with above-described independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had the opportunity to have the provisions of this Agreement explained to him by his own counsel, who has answered to his satisfaction any questions he has asked with regard to the meaning of any of the provisions of this Agreement, d that he fully understands their terms and significance; and that he voluntarily assents to all the terms and conditions contained therein, and that he is signing this Agreement of his own force and will, without any coercion or duress. The EMPLOYEE acknowledges and agrees that the EMPLOYEE is not relying on IDT for, and IDT is not providing, any tax, legal, or accounting advice and that the EMPLOYEE is solely responsible for any taxes, interest or penalties relating to benefits he may receive under this Agreement including, but not limited to, any taxes, interest or penalties that may be imposed under Section 409A of the Internal Revenue Code (“409A”) and the EMPLOYEE agrees to indemnify and hold harmless IDT from and against any and all taxes, interest, penalties, and other costs and expenses as a result of any non-compliance with 409A.

18. Consideration and Revocation Periods. Pursuant to the Older Workers Benefit Protection Act, EMPLOYEE is advised that he shall have at least 21 days to consider this Agreement before signing it, but may sign this Agreement at any earlier time if he so desires. If EMPLOYEE signs this Agreement, he shall have 7 calendar days thereafter (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so, in writing, addressed to IDT Corporation - Legal Department, 520 Broad Street, 4th Floor, Newark, New Jersey 07102 (attention: Chief Legal Officer). In order for such revocation to be effective, it must be received before 5:00 p.m. on the seventh day following the date this Agreement was executed by EMPLOYEE. The effective date of this Agreement shall be the 8th day following the execution of this Agreement by the EMPLOYEE (the “Effective Date”). In the event that the EMPLOYEE does not accept this Agreement, or in the event the EMPLOYEE revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of IDT to make the payments set forth in Section 1, and the Consulting Agreement shall automatically be deemed null and void, and the EMPLOYEE shall promptly return to IDT any amounts paid by IDT to the EMPLOYEE under this Agreement and the Consulting Agreement.

19. Severability. If, at any time after the date the EMPLOYEE executes this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, provided that, in the event that any provision of Section 13 is held invalid or unenforceable or is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the Parties. The illegality or unenforceability of any provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained in Section 9 is illegal, void or unenforceable, the EMPLOYEE agrees that, at the request of IDT, he will execute a release covering all the same claims as are released under Section 9 that is legal and enforceable, or, if the basis on which the release was found illegal, void or unenforceable cannot be so cured, to return promptly to IDT, upon its request, all amounts paid to him under this Agreement and the Consulting Agreement.

20. Prior Agreements Superseded; No Oral Modification. This Agreement and the Consulting Agreement constitutes the complete understanding between the Parties and supersede any and all prior agreements (whether oral or written) between the Parties (including, but not limited to, all agreements related to commissions and any other payments). The EMPLOYEE acknowledges that neither IDT nor any representative of IDT has made any representation or promises to the EMPLOYEE other than as set forth herein or therein. This Agreement may not be modified except in a writing signed by both the EMPLOYEE and the Chairman or CEO of IDT Corporation or another officer designated by either of them.

21. No Assignment of Claims. Each of the Parties represents and warrants that it/he has not assigned or transferred any of the claims released under this Agreement, or any portion of or interest in any such claims, to any other individual, firm, or other entity.

22. Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be finally determined by arbitration in the State of New Jersey in accordance with the employment arbitration rules of the American Arbitration Association by a neutral arbitrator with no direct or indirect relationship to either Party. In such arbitration, (a) the arbitrator shall agree to treat all evidence as confidential; (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; (iii) the arbitrator shall have 10 business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision. The results of any such arbitration shall be final and binding upon the parties hereto, and any Party may enforce any arbitration award in any court of competent jurisdiction. Each Party shall bear its/his own costs of participating in any arbitration or other dispute proceedings.

23. Choice of Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed effective if subsequently followed by original signatures.

25. Construction of Agreement. This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either Party. The subheadings in this Agreement are for convenience only and shall not affect the interpretation of the substantive terms of this Agreement.

26. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

[Signature Page Follows]

WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above.

IDT CORPORATION

By:	/S/ James Courter
Name:	James Courter
Title:	CEO

Dated:	1/8/09

I HAVE READ AND UNDERSTAND THIS AGREEMENT, INCLUDING THE GENERAL RELEASE OF ALL CLAIMS CONTAINED IN SECTION 9, AND AM IN AGREEMENT WITH ITS TERMS.

EMPLOYEE:

/s/ Stephen Brown
Name:	Stephen Brown

Dated:	January 8, 2009

Sworn to before me this
8th day of January 2009

/s/ Esther K. Sasson
Notary Public

Exhibit A has been omitted and will be furnished to the Securities and Exchange Commission upon request.